UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report: March 1, 2013
VIRCO MFG. CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-8777 (Commission File Number)	95-1613718 (IRS Employer Identification No.)

2027 Harpers Way Torrance, California (Address of principal executive offices)		90501 (Zip Code)
Registrant's telephone number, including area code: (310) 533-0474
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On March 1, 2013, Virco Mfg. Corporation (the “Company”) and Virco Inc., a wholly owned subsidiary of the Company (“Virco”, and, together with the Company, the “Borrowers”), entered into a fifth amendment (the “Fifth Amendment”) to the Revolving Credit and Security Agreement, dated as of December 22, 2011 (as amended to date, the “Credit Agreement”), between the Borrowers and PNC Bank, National Association, as lender and administrative agent. The Fifth Amendment, which waives the violation of the minimum EBITDA covenant for the period ending on December 31, 2013, further amends the Credit Agreement by, among other things, amending the definition of EBITDA, adding a minimum EBITDA covenant for certain periods through January 31, 2014, decreasing the minimum fixed charge coverage ratio to 0.88 to 1.00 for the four quarters ending January 31, 2013, adding a temporary equipment line of credit in an amount not to exceed $1,000,000 (all of which must be repaid by September 1, 2013) and adding a minimum tangible net worth covenant for the fiscal quarters ending January 31, 2013 through January 31, 2014 in an amount ranging from $18,228,000 to $28,764,000.
The description of the Fifth Amendment set forth above is qualified in its entirety by the Fifth Amendment, a copy of which is filed as an exhibit to this report and is incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
Exhibit 10.1 Fifth Amendment to Revolving Credit and Security Agreement, dated as of March 1, 2013, by and among Virco Mfg. Corporation and Virco, Inc., as borrowers, and PNC Bank, National Association, as the lender and administrative agent.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRCO MFG. CORPORATION (Registrant)
Date: March 1, 2013	/s/ Robert A. Virtue
(Signature)
	Name:	Robert A. Virtue
	Title:	Chief Executive Officer and Chairman of the Board of Directors

EXHIBIT INDEX

Exhibit
No.	Description

10.1
Fifth Amendment to Revolving Credit and Security Agreement, dated as of March 1, 2013, by and among Virco Mfg. Corporation and Virco, Inc., as borrowers, and PNC Bank, National Association, as the lender and administrative agent.